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                               AMENDMENT NO. 1 TO
                   INSYNQ, INC. 2000 LONG-TERM INCENTIVE PLAN


      WHEREAS, Insynq, Inc. (the "Company") has heretofore adopted the Insynq,

Inc. 2000 Long-Term Incentive Plan (the "Plan"); and

      WHEREAS, the Company desires to amend the Plan in certain respects as hereinafter provided;

      NOW, THEREFORE, effective September 1, 2000, the Company does hereby amend the Plan as follows:

      1. Section III, paragraph 3 of the Plan hereby is revised to provide in its entirety as follows:

         "3. Price. The purchase price of a share of Stock under each Non-
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     Qualified Stock Option shall be determined by the Board; provided, however, that in no event shall such price for Non-Qualified Stock Options issued to Employees and Directors be less than the Fair Market Value of a share of Stock as of the Option Date; the purchase price of a share of Stock issued to a consultant may be less than Fair Market Value."


     IN WITNESS WHEREOF, the Company has caused this AMENDMENT NO.1 TO THE

INSYNQ, INC. 2000 LONG-TERM INCENTIVE PLAN to be executed in its name and on its behalf this 22nd day of September, 2000, effective as of September 1, 2000.

                              INSYNQ, INC.


                              By:  /s/ John P. Gorst
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                              Its: Chief Executive Officer
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